                                                                    EXHIBIT 10.1


                              [KEYBANK LETTERHEAD]


March 21, 1997

Mr. Don Steinhilber
Vice President and
Chief Financial Officer
CTB, Inc.
State Route 15 North
Milford, IN 46542-2000

Dear Don:

I am please to inform you that KeyBank National Association ("KeyBank") has committed to underwrite a $90,000,000 credit facility to CTB, Inc. ("CTB") following the completion of an initial public offering (the "IPO") of its common stock. The terms and conditions of this approval are as outlined in the Summary of Principal Terms and Conditions dated March 21, 1997 attached hereto.

KeyBank's commitment shall expire at 5:00 p.m. Cleveland time on March 28, 1997 if CTB has not by such time (1) signed a copy of this letter accepting the terms and conditions of KeyBank's approval and (2) paid KeyBank the non-refundable underwriting fee of $75,000. KeyBank's commitment, once accepted, shall be automatically terminated if (1) CTB has not filed a registration statement with the Securities and Exchange Commission related to the IPO by August 31, 1997 or
(2) the IPO has not been completed by October 31, 1997.

KeyBank is pleased to provide this commitment to CTB and looks forward to continuing to bring value to CTB in the future.

Sincerely,


/s/ Richard A. Pohle


Accepted and Agreed to this 24th day of March 1997.

CTB, INC.

by: /s/ Don J. Steinhilber
its: Vice President & CEO

CTB, INC.                                                   SUMMARY OF PRINCIPAL
                                                            TERMS AND CONDITIONS
                                                                  MARCH 21, 1997


The following details the terms and conditions of a credit facility which KeyBank National Association commits to underwrite to provide financing to CTB, Inc. following the receipt of proceeds from an initial public offering of its common stock. This assumes CTB, Inc. is the operating company of the new public entity.

BORROWERS:              CTB, Inc. and its eligible foreign subsidiaries.

MANAGING AGENT:         KeyBank National Association ("KeyBank").

LENDERS: Syndicate of bank lenders (the "Leaders" or the "'Ranks") acceptable to the Borrower and Managing Agent to be arranged by the Managing Agent.

FACILITY:               A $90,000,000 Revolving Credit Facility to expire five
                        years from the closing date, the "Closing Date".
                        Borrowings will be denominated in U.S. Dollars and foreign currencies (up to $25,000,000) acceptable to the Lenders. This Facility will contain a $10,000,000 sublimit for trade letters of credit and standby letters of credit. This Facility will also include a $5,000,000
                        Swingline for borrowings less than 30 days. Swingline borrowings will be provided by KeyBank.

                        All fundings and credit exposure created through the issuance of Letters of Credit would be issued by KeyBank as Fronting Bank and participated to the Lenders on a prorate basis. Specific terms of the letters of credit are as follows:

LETTERS OF CREDIT:      Trade letters of credit shall be issued to support
                        Borrower's import activity. No trade letter of credit or related acceptance shall be issued with an expiration date greater than six months after the date of its issuance.

                        Standby letters of credit shall be issued to support utility deposits, workmen's compensation insurance and other needs. No standby letters of credit shall be issued for periods of longer than one year, Further, no standby letter of credit shall be issued with an expiration date which is less than the date fifteen business days prior to the date of expiration of the Facility.

CTB, INC.                                                   SUMMARY OF PRINCIPAL
                                                            TERMS AND CONDITIONS
                                                                   MARCH 21,1997


ADVANCES & REPAYMENTS:  Advances and repayments at the discretion of the
                        Borrower. Balance due at maturity.

RENEWAL/EXTENSION:      With the submission of Borrower's fiscal year 1997
                        audited financial statements and annually thereafter, Borrower may request the Banks extend their commitments of the Facility by one additional year. A unanimous vote of the Banks to extend the facility would be necessary for an extension to be granted.

SECURITY:               If the net proceeds from the IPO are sufficient to
                        reduce Funded Debt to Total Capitalization to less than 52.5%: None. Negative pledge on all assets.

                        If the net proceeds from the IPO result in Funded Debt to Total Capitalization of greater than 52.50%: First perfected security interest in all tangible and intangible assets of the Borrower. The Lenders will require a pledge of 66% of the stock of any foreign subsidiary. (Mirroring existing collateral package with the addition of the assets and/or stock of the acquired companies). Lenders agree to release their interests in the collateral should the Borrower reduce its Funded Debt to Total Capitalization below 52.5% for two consecutive quarters and is in compliance with all other terms and conditions of the credit agreement.

GUARANTORS:             Guaranteed by all existing and to-be-created operating
                        subsidiaries of Borrower. The guarantee of the Borrower's holding company will not be required, unless the operating assets of the Borrower, as currently configured, are transferred to an entity that is not a subsidiary of the Borrower.

PRICING: Fundings under the Facility and standby letters of credit shall be available at closing at an effective rate based off the following pricing options:

                        1. KeyBank's Prime Rate. Under this option, interest is payable quarterly.

CTB, INC.                                                   SUMMARY OF PRINCIPAL
                                                            TERMS AND CONDITIONS
                                                                   MARCH 21,1997


PRICING
(CONTINUED):            2. London Interbank Offered Rate or Eurocurrency
                        equivalent (LIBOR) plus a spread to be determined through the following pricing matrix for 1, 2, 3, and 6 month periods, Under this pricing option, interest is payable at the earlier of the end of each applicable interest period or 90 days. LIBOR will be adjusted for reserves and other regulatory requirements. LIBOR borrowings will be in minimum amounts of $ 1,000,000 and increments of $100,000. Borrower may not have more than eight LIBOR advances outstanding at any time.

                        3. Money Market Rate plus a spread to be determined through the following pricing matrix for periods less than 30 days. The Money Market Rate will be used to price borrowings under the Swingline.

PRICING MATRIX:         Upon submission of Borrower's quarterly financial
                        statements, LIBOR rate loan spreads, standby letter of credit fees and the facility fee shall be determined for the succeeding quarter by the Managing Agent using the following Pricing Matrix. The Pricing Matrix compares Borrower's maximum Funded Debt to EBITDA, with EBITDA measured on a rolling four quarter basis.

                                 Pricing Matrix (measured in basis points)
                                 -----------------------------------------
                               Funded Debt              LIBOR   Facility   Drawn
                                to EBITDA               Margin     Fee    Pricing
                                ---------               ------     ---    -------
                        Greater than or equal to 2.75    62.5     25.0     87.5
                        Greater than or equal to 2.25    50.0     22.5     72.5
                        Greater than or equal to 1.75    45.0     20.0     65.0
                        Greater than or equal to 1.25    37.5     17.5     55.0
                                       Less than 1.25    25.0     15.0     40.0

CTB, INC.                                                   SUMMARY OF PRINCIPAL
                                                            TERMS AND CONDITIONS
                                                                  MARCH 21, 1997

PRICING MATRIX          If Borrower's Funded Debt to Total Capitalization
(CONTINUED):            exceeds 55%, 5 basis points will be added to the
                        applicable LIBOR Margin. Initial pricing shall be determined based upon a proforma opening balance sheet and income statement prepared by the Borrower at closing. The EBITDA of the acquired companies will be added to the EBITDA of the Borrower both on a historic and prospective basis to compute EBITDA for purposes of determining the Pricing Matrix.

FEES: Facility Fee - Per annum fee payable quarterly in advance on the amount of the Facility and shared pro-rata by the Banks. The Facility Fee shall be calculated based on the pricing tier under which Borrower would qualify.

                        Underwriting Fee - $75,000 payable to KeyBank for its own account upon CTB's acceptance of the commitment. This fee is non-refundable.

TRADE LETTER OF CREDIT  Commissions for letters of credit shall be determined on
COMMISIONS:             each Lender's prorata share of the average balance of
                        outstanding trade letters of credit.

FINANCIAL COVENANTS:    Borrower will be required to comply with the following
                        financial covenants:

                        Net Worth - Borrower shall maintain its Consolidated Net Worth at not less than 90% of the Consolidated Net Worth of the Borrower immediately following the receipt of the IPO proceeds, with Consolidated Net Worth increasing quarterly by an amount equal to 50% of Borrower's quarterly positive net earnings. The required Consolidated Net Worth shall be increased by the amount of any equity issued or subordinated debt converted to equity by Borrower over the term of the Facility, excluding stock offerings under any of Borrower's employee benefit plans. The Covenant shall be tested quarterly.

                        Consolidated Net Worth is defined as the net book value of Borrower's assets less all liabilities,
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CTB, INC.                                                   SUMMARY OF PRINCIPAL
                                                             TERM AND CONDITIONS
                                                                   MARCH 21,1997

FINANCIAL COVENANTS
(CONTINUED):            Leverage - Borrower shall not permit the ratio, the
                        numerator of which is Funded Debt and the denominator of which is the sum of Funded Debt plus Consolidated Net
                        Worth (Total Capitalization), to exceed 60% at the end of each fiscal quarter of fiscal year 1997 and 55% at each fiscal quarter end thereafter.

                        Funded Senior Debt is defined as funds provided by the Lenders and other obligations of Borrower for borrowed money.

                        Interest Coverage - Borrower shall not permit the ratio, the numerator of which is Borrower's Consolidated Pre-Tax Earnings plus Interest Expense and the denominator of which is Interest Expense, to fall below
                        2.50 times, The Interest Coverage ratio shall be measured on a rolling four quarter basis and tested quarterly.

                        Consolidated Pre-Tax Earnings is defined as earnings (or losses) experienced by Borrower as determined by GAAP. Consolidated Pre-Tax Earnings shall not include any extraordinary gains or losses experienced by Borrower. The earnings of the acquired companies will be added to the earnings of the Borrower both on a historic and prospective basis to compute pre-tax earnings for purposes of this covenant.

                        Interest Expense is interest expense as defined by GAAP.

                        Funded Debt to EBITDA - Borrower shall not permit the ratio, the numerator of which is Borrower's Consolidated Funded Debt and the denominator of which is Borrower's Consolidated Pre-Tax Earnings plus Interest Expense, Depreciation Expense and Amortization Expense to exceed
                        3.00 times. The Funded Debt to EBITDA ratio shall be measured on a rolling four quarter basis and tested quarterly. The EBITDA of the acquired companies will be added to the EBITDA of Elie Borrower both on a historic and prospective basis to compute EBITDA for purposes of determining this covenant.

CTB, INC.                                                   SUMMARY OF PRINCIPAL
                                                            TERMS AND CONDITIONS
                                                                  MARCH 21, 1997


OTHER-COVENANTS:        Customary for credit facilities of this nature,
                        including but not limited to:

                        - Accounting, financial statement and other information.
                        - Insurance coverage and maintenance of properties.
                        - Conduct of business; maintenance of existence.
                        - Inspection of property, books, records.
                        - Compliance with laws, including ERISA and
                          environmental regulations.
                        - Consolidations, mergers and sale of assets.
                        - Subsidiary debt limitation.
                        - Use of proceeds.
                        - Limitations on other indebtedness with allowances for
                          foreign debt and a foreign accounts receivable purchase facility.

REPRESENTATIONS
AND WARRANTIES:         Customary for credit facilities of this type, including
                        but not limited to:


                        - Financial condition/information.
                        - No material adverse change from the date of
                          the last audited financial statement.
                        - Corporate existence.
                        - Corporate power. authorized enforcement of obligations
                        - No material litigation ongoing or pending.
                        - Payment of taxes.
                        - Compliance with laws, including ERISA.
                        - No default.
                        - Environmental.
                        - Full disclosure.

CTB, INC.                                                   SUMMARY OF PRINCIPAL
                                                            TERMS AND CONDITIONS
                                                                  MARCH 21, 1997


CONDITIONS PRECEDENT
TO BORROWING:           Customary for credit facilities of this type, including
                        but not limited to:

                        - Receipt of net cash proceeds from an initial public
                          offering of not less than $40 million.
                        - Opening Funded Debt to Total Capitalization of less
                          than 60%.
                        - Absence of default.
                        - Accuracy of representations and warranties.
                        - Execution of satisfactory closing documentation.

TRANSFERS AND
PARTICIPATIONS:         Banks shall be permitted to assign and participate
                        loans, Notes and commitments as follows: Assignments, which shall be in minimum amounts of $10,000,000 (except for amounts allocated during the initial syndication of the Facility by the Managing Agent), shall be permitted with Managing Agent and Borrower approval, not to be unreasonably withheld. Each Lender agrees to hold a minimum of $10,000,000, unless an Event of Default has occurred or is continuing. Assignees will have all the fights and obligations of the assignor Bank. Each assignment will be subject to the payment of a service fee of $2,500 payable by the assignee and/or the assignor to the Managing Agent, Participations shall be without restriction. The voting rights for participants will be limited to changes in amount, tenor and rate.

EXPENSES:               Borrower will pay all legal expenses of Key Bank as
                        Managing Agent for the Banks related to this transaction and any subsequent amendments or waivers, including the fees and expenses of legal counsel to Key Bank.

GOVERNING LAW:          State of Ohio.

COUNSEL FOR THE
LENDERS:                Jones, Day, Reavis & Pogue.